EXHIBIT  - 23.0

CONSENT OF GERSON, PRESTON & COMPANY, P.A.

We hereby consent to the use of our name as auditing firm in the Annual Report for the fiscal year ended March 31, 2000, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended March 31, 2000 filed by World Diagnostics, Inc. on Form 10-KSB.


/s/ Gerson, Preston & Company
--------------------------------
Gerson, Preston & Company, P.A.

July 14, 2000
Miami, Florida